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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion of our report dated March 6, 1998, except for Note 10, as to which the date is February 24, 1999, with respect to the balance sheets of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, which report appears in this Amendment No. 1 to the registration statement on Form S-1 (No. 333-74221) of The Pantry, Inc. dated March 10, 1999, and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.

Fayetteville, North Carolina

April 1, 1999